Exhibit 99.1
GE AEROSPACE BOARD OF DIRECTORS APPOINTS
WES BUSH AS INDEPENDENT LEAD DIRECTOR

Current Independent Lead Director Tom Horton will remain on the GE Aerospace Board of Directors

CINCINNATI — September 22, 2026 — GE Aerospace (NYSE:GE) announced today that its Board of Directors has elected Wes Bush as independent Lead Director of the Board, effective on September 21, 2026. Tom Horton, independent Lead Director since 2018, will continue to serve as a member of the Board.

GE Aerospace Chairman and CEO H. Lawrence Culp, Jr., said, “Tom’s leadership, judgment and counsel have helped guide us through an extraordinary period of change over the last eight years, from strengthening the company and simplifying the portfolio through the launch of GE Aerospace as an independent company. I’m deeply grateful to Tom for his service, and pleased that we will continue to benefit from his experience and perspective on our Board.”

Culp continued, “We are very fortunate to have Wes Bush as our next independent Lead Director. Wes’s experience, leadership and deep knowledge of the aerospace and defense industry will be particularly valuable as we keep safety at the center of everything we do, support our customers, and advance the technologies that will shape the future of flight. I look forward to continuing to work with Wes and the entire Board as we execute our strategy and create long-term value.”

Mr. Bush has been an Independent Director on the GE Aerospace Board since 2025. He is the former Chairman and CEO of Northrop Grumman Corporation and serves on the boards of Dow Inc. and General Motors Company. Mr. Horton has been an Independent Director on the GE Aerospace Board since 2018. He is a Senior Advisor at Global Infrastructure Partners, former Chairman and CEO of American Airlines, and serves on the boards of Chevron Corporation and Walmart Inc.

About GE Aerospace
GE Aerospace is a global aerospace propulsion, services, and systems leader with an installed base of approximately 50,000 commercial and 30,000 military aircraft engines. With a global team of approximately 57,000 employees building on more than a century of innovation and learning, GE Aerospace is committed to inventing the future of flight, lifting people up, and bringing them home safely. Learn more about how GE Aerospace and its partners are defining flight for today, tomorrow and the future at www.geaerospace.com.

GE Aerospace Investor Contact:
Blaire Shoor, 857.472.9659
blaire.shoor@geaerospace.com

GE Aerospace Media Contact:
Megan Newhouse, 203.414.1257
megan.newhouse@geaerospace.com